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                                                                     Exhibit 3.2


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 FIBERCHEM, INC.

                            PANDEL INSTRUMENTS, INC.

                              PANDEL MERGERCO, INC.

                                       AND

                               PETER J. LAGERGREN

                          DATED AS OF ___________, 2000


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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of ___________, 2000, by and among Fiberchem, Inc., a Delaware corporation ("Fiberchem"), Pandel Mergerco, Inc., a Delaware corporation and a wholly-owned subsidiary of Fiberchem ("Pandel Mergerco"), Pandel Instruments, Inc., a Texas corporation ("Pandel" or "Acquired Company") and Peter J. Lagergren, the principal shareholder of the Acquired Company (the "Principal Shareholder").

     WHEREAS, the respective Boards of Directors of FiberChem, the Acquired Company and Pandel Mergerco have approved and deem it in the best interests of their respective shareholders to consummate the business combination transaction provided for herein, in which Pandel would merge with and into Pandel Mergerco (the "Merger");

     WHEREAS, Pandel owns 2,089,000 (24.89%) of the outstanding common shares of Intrex Data Communication Corp., a British Columbia corporation ("Intrex") and Intrex and Fiberchem are entering into an Amended Arrangement Agreement dated as of ____ __, 2000 (the "Arrangement Agreement"). Capitalized terms used in this Agreement which are not otherwise defined shall have the meanings ascribed thereto in the Arrangement Agreement;

     WHEREAS, pursuant to this Agreement and the Arrangement Agreement the businesses of Intrex and Fiberchem are to be combined on the terms and conditions set forth herein and therein.

     WHEREAS, following the Merger, Pandel Mergerco will remain a wholly-owned subsidiary of FiberChem (Pandel Mergerco and Pandel are hereinafter referred to as the "Constituent Corporations");

     WHEREAS, the Principal Shareholder of Pandel by his execution of this Agreement has agreed to vote in favor of the Merger and to execute the Articles of Merger in the form set forth in Exhibit A and the Certificate of Merger, as defined below;

     WHEREAS, pursuant to the Merger, the shareholders of Pandel (the "Shareholders"), are to receive the Merger Consideration provided for in this Agreement;

     WHEREAS, the laws of the States of Delaware and Texas permit such merger, and the Constituent Corporations desire to merge under and pursuant to the provisions of such laws;

     WHEREAS, the parties desire to make certain undertakings, conditions, representations, warranties and covenants in connection with the Merger; and

     WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a statutory merger under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

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                             ARTICLE 1 - THE MERGER

1.1  THE MERGER.

     The Merger shall not become effective unless this Agreement and the Articles of Merger are duly approved by Shareholders holding the requisite number of shares of each of Pandel and Pandel Mergerco. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 1.2),
(i) the Acquired Company shall be merged with and into Pandel Mergerco in accordance with the provisions of the General Corporate Law of the State of Delaware (the "GCL") and, the Business Corporation Act of the State of Texas (the "TBCA"), (ii) the separate corporate existence of the Acquired Company shall cease, (iii) the Merger shall in all respects have the effects provided in
SECTION 1.3 below, and (iv) Pandel Mergerco shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") under the laws of the State of Delaware.

1.2  EFFECTIVE TIME.

     Upon fulfillment or waiver of the conditions specified in Articles 9, 10 and 11 and provided that this Agreement has not been terminated pursuant to
Article 12, and subject to the remaining terms and provisions of this Agreement, there shall be filed with the Secretary of State of the State of Delaware, as soon as practicable on or after the Closing Date (as defined in SECTION 1.7), a certificate of merger with respect to the Merger (the "Certificate of Merger"), in such form as is required by, and executed in accordance with, the applicable provisions of the GCL. The Merger shall become effective at the time of filing, by the Secretary of State of the State of Delaware in accordance with the GCL, of the original, properly executed Certificate of Merger, or at the time specified as the effective time in the Certificate of Merger. The Certificate of Merger shall be submitted for filing at the time of the Closing and may be submitted prior thereto for clearance. The time at which the Merger shall become effective, which shall in all cases be immediately prior to the closing under the Arrangement Agreement, is referred to herein as the "Effective Time." Adoption of this Agreement by the Board of Directors of each of the respective Constituent Corporations and approval by the shareholders of each of the respective Constituent Corporations shall constitute adoption and approval of the Articles of Merger.

1.3  EFFECT OF THE MERGER.


     The Merger shall have the effects set forth in Section 259 of the GCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time (i) the corporate identity, existence, purposes, powers, objects, franchises, rights, immunities, liabilities and duties of and property (real, personal and mixed), and all debts due on whatever account, including subscriptions for shares, and all other choses in action and every other interest of or belonging to the Surviving Corporation shall continue unaffected and unimpaired by the Merger; and (ii) the corporate identity, existence, purposes, powers, objects, franchises, rights, immunities, liabilities and duties of and all property (real, personal and mixed), rights, privileges, powers and franchises of the Acquired Company shall vest in Pandel Mergerco, and all debts due on whatever account, including subscriptions to shares and all other causes of action and every other liability and dutiy of the Acquired Company shall become the debts, liabilities and duties of the Surviving Corporation as of the Effective Time. From and after the Effective Time, by virtue of the filing of the Merger Certificate with the Secretary of State of the State of Delaware, all of the above shall be deemed to be transferred and so vested in the Surviving Corporation without further act or deed.

1.4  FURTHER ASSURANCES.

     If, at any time after the Effective Time, the Surviving Corporation considers or is advised that

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any deeds, bills of sale, assignments, assurances in law or any other actions or things are necessary, desirable or proper to vest, perfect or confirm of record, or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Acquired Company, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Acquired Company all such proper deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Acquired Company all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions. Neither the rights of creditors nor any liens upon the property of any of the Constituent Corporations shall be impaired by the Merger.

1.5  CERTIFICATE OF INCORPORATION AND BY-LAWS OF PANDEL MERGERCO.

     The Certificate of Incorporation of Pandel Mergerco, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the GCL and the terms of such Certificate of Incorporation. The By-laws of Pandel Mergerco, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the GCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

1.6  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

     The initial directors of the Surviving Corporation shall be the directors of Pandel Mergerco at the Effective Time, and all such directors will continue to hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by applicable law. The initial officers of the Surviving Corporation shall be the officers of Pandel Mergerco at the Effective Time, and all such officers will continue to hold office from the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the By-laws of the Surviving Corporation, or as otherwise provided by applicable law.


1.7  CLOSING.

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place immediately prior to the closing under the Arrangement Agreement at the offices of Campney & Murphy, 2100-1111 West Georgia Street, Vancouver, British Columbia (the date on which the Closing takes place being referred to herein as the "Closing Date").

1.8  TAKING OF NECESSARY ACTION; FURTHER ACTION.

     Each of the Constituent Corporations will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the

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Constituent Corporations, the officers and directors of FiberChem and Pandel
Mergerco immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                        ARTICLE 2 - MERGER CONSIDERATION;
                      CONVERSION AND EXCHANGE OF SECURITIES


2.1  AGGREGATE MERGER CONSIDERATION.

     The aggregate merger consideration issuable to the Pandel shareholders pursuant to the Merger shall be a number of shares of FiberChem common stock equal to (a) the number of Intrex common shares owned by Pandel at the time of closing under this Agreement multiplied by the Intrex Exchange Ratio plus (b) 9,450,000 shares.

     The Intrex Exchange Ratio shall mean the ratio of (x) the aggregate number of Intrex Class B shares deliverable to Intrex Participating Shareholders pursuant to Section 3.8 of the Amended Arrangement Agreement including Intrex Class B shares required to be deposited under the Pooling Agreement pursuant to
Section 3.8 of the Arrangement Agreement to (y) the aggregate number of Intrex common shares held by Participating Intrex Shareholders immediately prior to the Closing of the Arrangement pursuant to the Arrangement Agreement.

         Upon delivery of the merger consideration to the Pandel Shareholders, the Pandel Shareholders shall deposit under an escrow agreement (the "Merger Consideration Escrow Agreement") among FiberChem, each Pandel Shareholder and an escrow agent to be agreed upon by them a number of shares of FiberChem Common Stock equal to the sum of (i) a portion of the merger consideration delivered to the Pandel Shareholders pursuant to clause (a) of the first paragraph of this
Section 2.1 that bears the same ratio to the number of shares of FiberChem Common Stock delivered pursuant to said clause (a) as the aggregate number of Intrex Class B Shares required to be deposited under the Pooling Agreement pursuant to Section 3.8 of the Arrangement Agreement bears to the aggregate number of Intrex Class B Shares deliverable to Intrex Participating Shareholders pursuant to Section 3.8 of the Amended Arrangement Agreement including the Intrex Class B Shares required to be deposited under the Pooling Agreement pursuant to Section 3.8 of the Amended Arrangement Agreement, plus (ii) all of the 9,450,000 shares of FiberChem Common Stock payable to the Pandel Shareholders pursuant to clause (b) of the first paragraph of Section 2.1. The shares of FiberChem Common Stock deposited under the Merger Consideration Escrow Agreement are herein sometimes called the Merger Consideration Escrow Shares. The Merger Consideration Escrow Agreement shall be in form and substance satisfactory to the Pandel Shareholders, FiberChem and the escrow agent thereunder and shall provide for the exercise of the voting rights of the Merger Consideration Escrow Shares and the receipt of dividends and other distributions thereon by the by the Pandel Shareholders so long as such shares remain on deposit.


2.2  RELEASE OF THE MERGER CONSIDERATION.

     Upon each release of Pooled Shares pursuant to the Pooling Agreement, the escrow agent under the Merger Consideration Escrow Agreement will release therefrom to the former Pandel shareholders a number of shares of FiberChem Common Stock equal to the sum of (a) a number of

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shares of FiberChem Common Stock that bears the same ratio to the merger consideration delivered pursuant to clause (a) of the first paragraph of Section
2.1 as the aggregate number of Pooled Shares so released pursuant to the Pooling Agreement bears to the aggregate number of Intrex Class B Shares delivered to Participating Intrex Shareholders pursuant to Section 3.8 of the Arrangement Agreement including Intrex Class B shares required to be deposited under the Pooling Agreement, plus (b) upon each such release, 3,150,000 shares of FiberChem Common Stock.

     If FiberChem does not have sufficient authorized shares of its Common Stock at any time when it is required to deliver Common Stock as merger consideration, FiberChem may deliver or cause to be delivered one one hundredth of a FiberChem Participating Convertible Share, Pandel Series ("FiberChem Pandel Series Stock") in lieu of each share of FiberChem Common Stock which it was obligated to deliver. The FiberChem Pandel Series Stock shall be designated by FiberChem's Board of Directors from FiberChem's authorized, undesignated shares of preferred stock and the Certificate of Designation therefor shall be in the form heretofore furnished to Pandel and the Principal Shareholder.

2.3  COMPUTATION AND DELIVERY OF THE INITIAL MERGER CONSIDERATION.

     The Acquired Company owns on the date hereof and will own at all times through the Closing 2,089,000 Intrex Common Shares. The initial merger consideration will be computed on the basis of such number of Intrex Common Shares.


2.4  OPEN ISSUES ESCROW SHARES.

     The Shareholders shall set-aside from the Merger Consideration for the benefit of FiberChem and Pandel Mergerco such number of shares of FiberChem Common Stock for such periods to be mutually negotiated specifically based upon FiberChem determining during its due diligence prior to the Closing that there are open issues for which an escrow needs to be created (the "Open Issues"; such shares so set aside being called the "Open Issues Escrow Shares"). The Open Issues Escrow Shares shall be held for the purpose of satisfying the Open Issues (and for no other purpose). The Open Issues Escrow Shares delivered to in satisfaction of any Open Issues shall be valued (for the purpose of satisfying such Open Issues) at the greater of $_____ per share or the average selling price per share for the ten trading days ending on the last trading day preceding the date of delivery of such shares in satisfaction of the Open Issues. The escrow of the Open Issues Escrow Shares shall terminate (and any or property remaining therein shall be paid or distributed to the Shareholders) following mutual resolution and satisfaction of the Open Issue or Issues with respect to which the escrow was established.


2.5  CONVERSION OF SHARES; PAYMENT OF MERGER CONSIDERATION.

          (i) All of the Merger Consideration shall be exchanged for all of the validly issued, fully paid and non-assessable shares of common stock of the Acquired Company. At the Effective Time, by virtue of the Merger and without any action the part of any party hereto, each share of common stock of the Acquired Company issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such shares, the proportion of the Merger Consideration allocable to it.

          (ii) Each share of the common stock of Pandel Mergerco issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

          (iii) Until surrendered, each outstanding certificate which prior to the Effective Time

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represented one or more shares of common stock of the Acquired Company shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificate representing such shares, except as specifically provided herein. With respect to any certificate for common stock of the Acquired Company that has been lost or destroyed, FiberChem shall direct distribution of the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with FiberChem's standard policy, and evidence reasonably satisfactory to FiberChem of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of common stock of the Acquired Company outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

          (iv) At least ten days prior to the Effective Time, FiberChem shall cause to be delivered or mailed to each Shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented shares of common stock of the Acquired Company in exchange for the Merger Consideration. Upon surrender at or after the Effective Time of such certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, FiberChem shall direct that the Merger Consideration be transferred to the persons entitled thereto as provided herein.

          (v) In the event FiberChem changes the number of shares of FiberChem Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the amount of the Merger Consideration shall be proportionately adjusted.

          (vi) Any Shareholder who shall have dissented from the Merger in accordance with applicable state law, and who has properly exercised such Shareholder's right to demand payment of the value of the Shareholder's shares of the Acquired Company (the "Dissenting Shares") shall thereafter have only such rights, if any, as are provided a dissenting shareholder under applicable state law and shall have no rights under this SECTION 2.5; provided, however, that if such Shareholder shall withdraw the demand for such appraisal or shall become ineligible for such appraisal, then such Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive the Merger Consideration provided for in this Section upon surrender of the certificate representing the Dissenting Shares.

2.6  LOCK-UP OF FIBERCHEM COMMON STOCK.

     On or before the Closing the Lock-Up Agreement contemplated by Section 3.4 of the Arrangement Agreement shall have been executed and delivered.

2.7  REGISTRATION RIGHTS.

     (i) If any or all of the shares of FiberChem Common Stock issued to the former Pandel shareholders pursuant to the Merger (collectively the "REGISTERED SHARES") are not eligible for sale in accordance with the volume and manner of sale requirements of Rule 144 without registration, FiberChem shall file a registration statement (the "REGISTRATION STATEMENT"), on Form S-4 or such

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other appropriate form not later than 90 days after the Effective Time to register the Registered Shares.


     (ii) In the event that any of the Registered Shares cannot be sold pursuant to the Registration Statement or are not eligible for sale pursuant to Rule 144, subject to the volume and manner of sale requirements of Rule 144, commencing one year from the Closing Date (the "REGISTRATION CONDITIONS"), the Shareholders, acting together with the Participating Intrex Shareholders pursuant to Section 3.6 of the Arrangement Agreement, shall have the demand registration rights provided in this Section 2.7. If at any time during the period commencing upon the expiration of the No-Sale Period (as such term is defined in the Lock-Up Agreement attached as Exhibit 3.4 to the Arrangement Agreement) and ending two years thereafter, Registration Conditions exist, FiberChem covenants and agrees with the Shareholders that, upon written request of the then holder(s) of at least 25% of the remaining shares of FiberChem Common Shares, FiberChem will file with the SEC as promptly as practicable and, in any event, within 45 days after receipt of such written request, on one occasion at FiberChem's sole expense, a registration statement (the "DEMAND REGISTRATION STATEMENT") and, together with the Registration Statement, on a form which would be available for the resale of the FiberChem Common Shares by the Shareholders under the Securities Act, registering or qualifying the FiberChem Common Shares requested to be so registered for sale. Such request shall specify the shares of FiberChem Common Shares intended to be sold and the intended method of disposition. FiberChem shall not, without the consent of the Principal Shareholder, grant to any person registration rights that would entitle such holders to include any securities of FiberChem in the Demand Registration Statement.

     (iii) FiberChem will use its best efforts, through its officers, directors, auditors and counsel in all matters necessary or advisable, to file and cause to become effective the Registration Statements as promptly as practicable and to maintain the effectiveness of the Registration Statements for a period of two years thereafter, subject to subparagraph (v) below.

     (iv) FiberChem shall notify each Shareholder upon discovery that, or upon the happening of any event as a result of which, the prospectus included in any of the Registration Statements includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and, at the request of any Shareholder, FiberChem shall promptly prepare and furnish to each Shareholder a reasonable number of copies of a supplement or an amendment to such prospectus as may be necessary.

     (v) FiberChem shall prepare and file with the SEC such amendments and supplements to the Registration Statements and the prospectuses contained therein as may be necessary to keep the Registration Statements effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statements until such time as all shares of FiberChem Common Stock have been disposed of in accordance with the intended methods of disposition by the Shareholders set forth in such Registration Statements; provided, that FiberChem shall not be required to maintain the effectiveness of any Registration Statement as to any shares of FiberChem Common Stock that may then be sold by a Shareholder in accordance with Rule 144.

     (vi) FiberChem shall furnish to each Shareholder such number of preliminary and final prospectuses included in any of the Registration Statements and of each such amendment and supplement thereto as such Shareholder may reasonably request.

     (vii) FiberChem shall use its best efforts to file in a timely manner all reports required to be

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filed with the SEC pursuant to Section 13 of the SECURITIES EXCHANGE ACT OF
1934, as amended, and shall otherwise maintain its eligibility (at all times when it is eligible) to use Form S-3 and comply with the public information requirements of paragraph (c) of Rule 144.

     (viii) FiberChem shall indemnify and hold harmless the Shareholders against any losses, claims, damages, liabilities, costs (including, without limitation, the reasonable cost of preparation and attorney's fees) and reasonable expenses (collectively, "Losses") arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any of the Registration Statements or any prospectus or preliminary prospectus included therein or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based solely upon information furnished in writing to FiberChem by such Shareholders expressly for use therein.

     (ix) In connection with any registration in which a Shareholder is participating personally, and not in their capacity as an employee, officer or director of FiberChem, such Shareholder shall furnish to FiberChem in writing such information as FiberChem reasonably requests for use in connection therewith and agrees to indemnify and hold harmless FiberChem, its directors, officers, agents and employees and each person who controls FiberChem (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934) from and against all losses arising out of or based upon any untrue statement of a material fact contained in any of the Registration Statements or any prospectus or preliminary prospectus included therein or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Shareholder to FiberChem expressly for use in such Registration Statement, prospectus or preliminary prospectus and that such information was solely relied upon by FiberChem in preparation of such Registration Statement, prospectus or preliminary prospectus. In no event shall the liability of any Shareholder hereunder be greater in amount than the dollar amount of the proceeds (net of the payment of all expenses) received by such Shareholder upon the sale of shares of FiberChem Common Stock giving rise to such indemnification obligation.

     (x) FiberChem will pay all expenses of FiberChem and the Shareholders in connection with the Registration Statement described in Section 2.7(i) and one Demand Registration Statement described in Section 2.7(ii) above, in each instance exclusive of any underwriting discount or commission and the fees and expenses of Shareholders' legal counsel in connection with the sale of shares by the Shareholders pursuant to such registration.

     (xi) FiberChem acknowledges that the registration rights provided in this Section 2.7 are also for the benefit of any of the Shareholders' permitted transferees.

     (xii) If after December 31, 2000, FiberChem does not deliver FiberChem Common Shares upon conversion of FiberChem Pandel Series Stock issued pursuant to this Agreement in lieu of shares of FiberChem Common Stock due to the failure of FiberChem to have sufficient authorized common share capital to permit such conversion, FiberChem shall file a registration statement (the "Pandel Series Stock Registration Statement) on Form S-4 or such other appropriate form to register the FiberChem Pandel Series Stock held by the Shareholders. Such Pandel Series Stock Registration Statement shall be filed not later than 90 days after the failure of FiberChem to issue FiberChem Common Shares upon such conversion. The Shareholders shall have the same rights with respect to the Pandel Series Stock Registration Statement as apply to the Registration Statement under sections 2.7(ii) through (xi) above.

2.8  ABANDONED PROPERTY LAWS.

     Payment or delivery of any shares of FiberChem Common Stock shall be subject to applicable abandoned property, escheat and similar laws and neither FiberChem nor the Surviving Corporation shall be liable to any holder of shares of the Acquired Company common stock for any such shares, for any dividends or distributions with respect thereto or for any cash in lieu of fractional shares which may be delivered to any public official pursuant to any abandoned property, escheat or similar laws.

2.9  EMPLOYMENT & NON-COMPETITION AGREEMENTS.

     At the Closing, David S. Peachey, Peter Lagregren, Geoffrey Hewitt, Melvin Pelley, Brian O'Neil and Thomas Collins shall each enter into an Employment and Non-Competition Agreement with FiberChem in the form annexed as Exhibit 3.9 to the Arrangement Agreement.

2.10 COMPENSATION AGREEMENTS.

     Prior to Closing Intrex and FiberChem shall have entered into the Compensation Agreements with each of David S. Peachey and Peter Lagregren in the form attached as Exhibit 3.10 to the Arrangement Agreement.


2.11 BROKERS; FINDERS.

     Intrex and Entrenet have entered into the Entrenet Agreement dated April 12, 1999 under which Entrenet will be paid a finder's fee of 5% of the Arrangement Consideration paid to the Participating Intrex Shareholders pursuant to the Arrangement Agreement and to the Shareholders pursuant to this Agreement (to a maximum of 3,000,000 shares of FiberChem Common Stock for both transactions) to be satisfied at Closing by the issuance to Entrenet of shares of FiberChem Common Stock.


                           ARTICLE 3 - CERTAIN ACTIONS

3.1  REASONABLE EFFORTS.

     Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental

Entity or other person or entity, (ii) providing all such information about such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with FiberChem securities filings (which obligation shall survive the consummation of the Merger); and (iii) in general, consummating and making effective the transactions contemplated hereby.


            ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF PANDEL AND
                            THE PRINCIPAL SHAREHOLDER

     Pandel and the Principal Shareholder warrant and represent jointly and severally to the FiberChem and Pandel Mergerco as follows (as used herein, Pandel's and the Principal Shareholder's "best knowledge" or to the "best knowledge" of Pandel and the Principal Shareholder shall mean information actually known by executive management of Pandel or by the Principal Shareholder without due inquiry):

4.1  OWNERSHIP OF SHARES.

     The authorized, issued and outstanding share capital of Pandel (the "Pandel Shares") is set forth in Schedule 4.1. The owners of record, of the issued and outstanding shares of Pandel are set forth on Schedule 4.1. The voting shares set forth on Schedule 4.1 are the sole issued and outstanding voting shares of Pandel and the non-voting shares shown on Schedule 4.1 are the sole issued and outstanding non-voting shares of Pandel. All of the outstanding shares of Pandel are duly authorized, validly issued, fully paid and non-assessable.

4.2  CAPACITY; ORGANIZATION; STANDING.

     Pandel has or will have prior to Closing full capacity to enter into and perform under this Agreement and all other agreements and instruments to be entered into in connection with the transactions contemplated hereby, and to consummate such transactions. Except as set forth on SCHEDULE 4.2, Pandel: (a) does not own any subsidiaries; and (b) does not own, directly or indirectly, shares or other securities in any other corporation, or any interest in any partnership, joint venture or other business entity. Except as set forth on
Schedule 4.2 of this Agreement, Pandel does not own, directly or indirectly, shares or other securities in any corporation, or any interest in any partnership, joint venture or other business entity which is engaged, directly or indirectly, in businesses competitive with that of FiberChem. This Agreement has been, and each of the other agreements and instruments to be executed by Pandel hereunder will, at the Closing, be duly executed and delivered by Pandel. This Agreement constitutes, and each of such other agreements and instruments will constitute, the legal, valid and binding obligations of Pandel enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles. No proceedings for the bankruptcy or insolvency of Pandel are pending or, to the best of Pandel's knowledge, are contemplated. Pandel has been duly organized and is validly existing under the laws of the State of Texas, has full corporate power and authority to conduct its business as it is now being conducted and, except as set forth in Schedule 4.2, is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by Pandel requires such qualification. Pandel has all necessary licenses and authority to operate its business as now being conducted and as will be conducted after the Closing assuming such business is conducted as now operated.

4.3  LEGAL PROCEEDINGS.

     (i) Except as set forth in SCHEDULE 4.3 of this Agreement, Pandel is not a party to any pending litigation, arbitration or administrative proceeding or, to the best of Pandel's knowledge: (a) to any investigation, and (b) no such litigation, arbitration or administrative proceeding or investigation that might result in any material adverse change in the financial condition, business or properties of Pandel is threatened.

     (ii) Except as disclosed in Schedule 4.3 to this Agreement, Pandel has no knowledge of and has not received notice of any complaints, claims or threats, plans or intentions to discontinue commercial relations or transactions from any customer of Pandel, any purchaser of goods or services from Pandel, or any employee or independent contractor in each such case material or significant to the conduct or operation of Pandel or its business or any party to any agreement to which Pandel is a party.

     (iii) Except as disclosed in Schedule 4.3, to the best of Pandel's knowledge, there is no claim (whether based on statute, negligence, breach of warranty, strict liability or any other theory) relating directly or indirectly to any product manufactured or sold, or any services performed, by Pandel.

     (iv) To the best of Pandel's knowledge, Pandel is under no obligation with respect to the return of goods in the possession of customers.

4.4  AUTHORIZATION; NO GOVERNMENTAL CONSENTS REQUIRED.

     The execution and delivery by Pandel of this Agreement, the Certificate of Merger and the consummation of the transactions contemplated by this Agreement, as well as the performance of its obligations under this Agreement, have been duly and validly authorized by Pandel's Board of Directors.

4.5  ENCUMBRANCES.

     Except as disclosed in SCHEDULE 4.5, there are no liens, mortgages, deeds of trust, claims, charges, security interests or other encumbrances or liabilities of any type whatsoever to which any of the assets of Pandel is subject.

4.6  TRADEMARKS.

     Pandel owns the trademarks, the trade names, service marks, assumed names, copyrights and registrations therefor (collectively "PANDEL TRADEMARKS") specified in SCHEDULE 4.6. The Pandel Trademarks have been duly issued and have not been canceled, abandoned or otherwise terminated except as otherwise indicated in Schedule 4.6. Pandel is not in default under any of the licenses or agreements relating to the Pandel Trademarks as listed in Schedule 4.6 and all of such licenses and agreements are in effect. Pandel has not granted, and will not grant prior to the Closing, licenses or other rights to use such Pandel Trademarks. No other trademarks are either owned or used by Pandel. To the best of Pandel's knowledge, the operation of Pandel's business does not infringe on the trademarks of any third party. No claim has been made that there is any such infringement. To the best of Pandel's knowledge, except as disclosed in Schedule 4.6, no trademark of any other person infringes the Pandel Trademarks of Pandel.

4.7  PATENTS, ETC.

     Pandel owns the inventions, letters patent, applications for letters patent and patent license rights, inventions, processes, designs, formulas, trade secrets, know-how and other industrial property rights (collectively "PANDEL PATENTS") necessary for the conduct of its business, specified as belonging to it in SCHEDULE 4.7. The Pandel Patents have been duly issued and have not been canceled, abandoned or otherwise terminated except as otherwise indicated in
Schedule 4.7. Pandel is not in default under any of the licenses or agreements relating to the Pandel Patents as listed in Schedule 4.7 and all of such licenses and agreements are in effect. Pandel has not granted, and will not grant prior to the Closing, licenses or other rights to third parties to use such Pandel Patents. No other patents are owned or used by Pandel. To the best of Pandel's knowledge, the operation of Pandel's business does not infringe on the patent rights of any third party. No claim has been made that there is any such infringement. To the best of Pandel's knowledge, no patent of any person infringes the Pandel Patents.

4.8  FINANCIAL STATEMENTS.

     (i) The financial statements of Pandel as of and for the years ended December 31, 1998 and December 31, 1999, and the unaudited financial statements of Pandel as of March 31, 2000 (collectively, the "PANDEL FINANCIALS") together with the related notes and schedules, when required, true, correct and complete copies of which are attached hereto as SCHEDULE 4.8, (a) are in accordance with the books of account and records of Pandel; (b) except as disclosed on Schedule
4.8 present fairly in all material respects, and are true, correct and complete statements of the financial condition and the results of operations of Pandel as at and for the periods therein specified; and (c) do not include or omit to state any material fact which renders the Pandel Financials misleading.

     (ii) Except as and to the extent shown or provided for in the Pandel Financials or the notes and schedules thereto or as disclosed in any of the Schedules to this Agreement or such current liabilities as may have been incurred since December 31, 1999 in the ordinary course of business, Pandel has no material claims, liabilities or obligations (whether accrued, absolute, contingent or otherwise) which might be or become a charge against the assets or liabilities of Pandel; as of March 31, 2000 there was no material asset used by Pandel in its operations that has not been reflected in the Pandel Financials, and, except as set forth in the Pandel Financials, no assets have been acquired by Pandel since such date except in the ordinary course of business; and (b) all reserves (if any) established by Pandel and set forth in the Pandel Financials are adequate, appropriate and reasonable.

     (iii) The Pandel Financials do not include any assets, liabilities, income or expenses of any entity other than Pandel. All transactions between Pandel and any other entity in which any of its shareholders is an officer, director or owns 5% or more of the equity have, since December 31, 1999, been at prices no less favorable to Pandel than could have been obtained from any independent third party and prior to December 31, 1999, Pandel is not aware of any such material transaction except as set forth on Schedule 4.8.

4.9  ABSENCE OF CERTAIN CHANGES.

     Except as disclosed in SCHEDULE 4.9 or the Pandel Financials, since March 31, 2000 there has not been any material adverse change in the condition (financial or otherwise), operations, assets, liabilities, earnings, business, prospects or results of operations of Pandel (in this Section 4.9 customary or seasonal fluctuations in the Financials as a result of ordinary and normal operation of the business of

Pandel shall not constitute a material adverse change).

4.10 TAX MATTERS.

     Except as disclosed in SCHEDULE 4.10, Pandel has timely filed all required income tax returns and has timely filed with all other appropriate governmental agencies all sales, ad valorem, franchise and other tax, license, gross receipts and other similar returns and reports required to be filed by Pandel. Pandel has reported all taxable income and losses on those returns on which such information is required to be reported, and paid or provided for the payment of all taxes due and payable by Pandel on said returns or taxes due pursuant to any assessment received by it, including without limitation, any taxes required by law to be withheld and/or paid in connection with any officers or employees compensation or due pursuant to any assessment received by it. There are no agreements for the extension of time for the assessment or payment of any amounts of tax. Pandel shall bear all expenses and responsibilities for the filing of federal and applicable state, local or other income tax returns and reports of Pandel for the taxable year ended December 31, 1999. Except as disclosed in Schedule 4.10, all tax liabilities of Pandel arising through the end of the taxable year ended December 31, 1999, have been paid and all tax liabilities of Pandel arising after December 31, 1999 have been paid or adequately disclosed and properly reserved for on the books and records and financial statements of Pandel. No tax return of Pandel for any period is currently under audit by any tax authorities except as set forth on Schedule
4.10. No claim has been made by any taxing authority relating to any such returns or any audit. For purposes of this Section 4.10, the word "timely" shall mean that such returns were filed within the time prescribed by law for the filing thereof, including the time permitted under any applicable extensions. All taxes which Pandel is required by law to withhold and collect have been duly withheld and collected, and have been timely paid over to the proper authorities to the extent due and payable.

4.11 ACCOUNTS RECEIVABLE AND INVENTORY.

     (i) The accounts receivable of Pandel reflected in the Pandel Financials as at March 31, 2000 and the accounts receivable acquired by Pandel since such date are valid, bona fide, subsisting claims for the aggregate amounts thereof reflected in the Pandel Financials net of the reserves or allowances for doubtful receivables reflected in the Pandel Financials or thereafter in Pandel's books and records uniformly maintained in accordance with the Pandel Financials, accounted for in accordance with generally accepted accounting principles; and Pandel knows of no reason that would make such accounts receivable, net of such amounts as Pandel has reserved on their books as of December 31, 1999, taken as a whole, not collectible.

     (ii) The inventory of Pandel reflected in the Pandel Financials as at March 31, 2000 and the inventory acquired by Pandel since such date and as set forth on SCHEDULE 4.11 (a) has been purchased in the ordinary course of business, (b) has been fully paid for unless otherwise reflected in the Pandel Financials, (c) is marketable or adequate provision for obsolescence has been provided and (d) to the best of Pandel's knowledge, there is no reason that would make such inventory, net of such amounts as Pandel has reserved on their books as of March 31, 2000 taken as a whole, not marketable.

4.12 TITLE AND CONDITION OF PROPERTIES.

     (i) Pandel does not own any real property. Pandel has good and marketable title to all properties and assets, tangible and intangible, reflected in the Financials and all properties acquired subsequent to December 31, 1999, which have not been disposed of in the ordinary course of business since December 31, 1999, which property is subject to no mortgage, lien, deed of trust, claim, security interest, liability, conditional sales agreement, easement, right-of-way or any other encumbrance.

     (ii) Schedule 4.12 contains an accurate list of the Leases under which Pandel is lessee of any real property and/or any personal property. Pandel enjoys peaceful and undisturbed possession under all of the Leases. True and correct copies of the Leases have been made available to FiberChem for inspection. No notice of default or claim under any of the Leases, or to the best of Pandel's knowledge, no indication of any default or claim has occurred or desire not to renew any of the Leases, has been received by Pandel, and Pandel has performed in all material respects, all obligations required to be performed by them to date under the Leases.

     (iii) All personal property, machinery and equipment which is material to the business, operations or condition (financial or otherwise) of Pandel is in operating condition and, subject to routine maintenance and ordinary wear and tear, have been maintained in accordance with reasonable industry standards and are suitable for the purpose for which they are used. Except as disclosed in
Schedule 4.12, Pandel is not aware of nor has it received notice of, the violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement in force on the date hereof relating to Pandel's businesses or its owned or leased real or personal properties.

4.13 DESCRIPTION OF MATERIAL CONTRACTS.

     (i) SCHEDULE 4.13 contains a complete and correct list as of the date hereof of all agreements, contracts, instruments and commitments, obligations and understandings of the following types, written or oral, to which Pandel is a party, under which Pandel has any rights or by which Pandel or any of its properties is bound, as of the date hereof: (a) mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (b) employment and consulting agreements with annual compensation in excess of $60,000; (c) collective bargaining agreements;
(d) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plans, agreements, trusts, funds or arrangements for the benefit of sales and management personnel (whether or not legally binding); (e) sales agency, manufacturer's representative or distributorship agreements; (f) agreements, orders or commitments for the purchase by Pandel of materials, supplies or finished products exceeding $25,000 in the aggregate from any one person; (g) agreements, orders or commitments for the sale by Pandel of their products or services exceeding $200,000; (h) agreements or commitments for capital expenditures in excess of $25,000 for any single project (it being warranted that the commitment for all undisclosed contracts for such agreements or commitments does not exceed $50,000 in the aggregate); (i) agreements relating to research; (j) agreements relating to the payment of royalties; (k) brokerage or finder's agreements; (l) joint venture agreements; and (m) other agreements, contracts and commitments which individually or in the aggregate for any one party involve any expenditure by Pandel of more than $25,000.

     (ii) Pandel has made available to FiberChem complete and correct copies of all written agreements, contracts, commitments, obligations and undertakings, together with all amendments thereto, listed on the Schedules hereto, and such Schedules contain accurate descriptions of all oral agreements listed on such Schedules. To the best of Pandel's knowledge, all such agreements, contracts, commitments, obligations and undertakings are in full force and effect and, except as disclosed in Schedule 4.13, all parties to, or otherwise bound by, such agreements, contracts, commitments, obligations and undertakings have performed all obligations required to be performed by them to date and Pandel is not in default and no event, occurrence, condition or act exists which gives rise to (or which with notice or the lapse of time, or both, could result in) a default or right of cancellation, acceleration or loss of contractual benefits under, any such contract, agreement, commitment, obligation or undertaking. There have been no threatened cancellations thereof, and there are no outstanding disputes under any such contract, agreement, commitment, obligation or undertaking. Except as set forth in Schedule 4.13, or in the express terms of any written contract, agreement, commitment, obligation or undertaking, no consent of any party is required under any such contract, agreement, commitment, obligation or undertaking which would make such agreements not binding and in full force and effect as of the Closing Date.

     (iii) Except as otherwise set forth in Schedule 4.13, to the best of Pandel's knowledge, each contract, lease, instrument and commitment required to be described in the Schedules hereto is, on the date hereof, and will be at the Closing, except to the extent it terminates or is terminable by its terms, in full force and effect and there is not, under any such contract, lease, instrument or commitment, any existing default by Pandel or such other parties or any event that, with notice, lapse of time or both, would constitute a default by Pandel or such other parties in respect of which adequate steps have not been taken to cure such default or to prevent a default from occurring or continuing.

4.14 ACCOUNTS PAYABLE.

     Schedule 4.14 to this Agreement sets forth a true, correct and complete list of all accounts payable of Pandel at March 31, 2000 including amounts payable to trade creditors (the "TRADE CREDITORS") and other short-term liabilities commonly identified as accounts payable, which are, to the best of their knowledge, bona fide, valid and binding obligations of Pandel incurred in the ordinary course of business on an arms-length basis.

4.15 DEFAULT; VIOLATIONS OR RESTRICTIONS, THIRD PARTY CONSENTS.

     The execution, delivery and performance of this Agreement and of any agreement to be executed and delivered by Pandel in connection with the transactions contemplated hereby and the fulfillment of the terms and conditions herein set forth and the consummation of any of the transactions contemplated hereby or thereby will not (or with the giving of notice or the lapse of time or both would not) (i) result in the breach of any term or provision of the Certificate of Incorporation or By-laws of Pandel or (ii) violate any provision of or result in the breach of, modification of, acceleration of the maturity of obligations under, or constitute a default, or give rise to any right of termination, cancellation, acceleration or otherwise be in conflict with or result in a loss of contractual benefits to Pandel, under any of the terms, conditions or provisions of any contract, lease, note, bond, mortgage, deed of trust, indenture, license, security agreement, agreement or other instrument or obligation to which Pandel is a party or by which it is bound, or require any consent, approval or notice under any law, rule or decree or any such document or instrument; or result in the creation or imposition of any lien, claim, Pandel's restriction, charge or encumbrance upon any of Pandel's assets or interfere with or otherwise adversely affect the ability to carry on the business of Pandel after the Closing Date on substantially the same basis as it is now conducted by Pandel. Except as set forth in SCHEDULE 4.15, no consent of any party to any material agreement, contract, instrument, lease, license, note, bond, mortgage, indenture or other obligation to which Pandel is a party, or by which they or any of their assets is subject, is required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the continuation thereof after the Arrangement without Pandel becoming obligated to make payments greater than would have been required in the event the Merger was not consummated.

4.16 COURT ORDERS AND DECREES.

     Except as set forth in SCHEDULE 4.16, Pandel has not received written or oral notice that there is outstanding, pending, or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Pandel, the Stock or any of Pandel's assets. To Pandel's best knowledge Pandel is in compliance in all material respects with all applicable Federal, state, county, municipal (or of any subdivision thereof) laws, regulations and administrative orders in force at any applicable time to which Pandel may be subject.

4.17 BOOKS AND RECORDS.

     The books and records of Pandel are in all material respects, complete and correct and have been maintained in accordance with good business practice. True and complete copies of the Certificate of Incorporation and By-laws of Pandel and all amendments thereto and true and complete copies of all minutes, resolutions, stock certificates and stock transfer records of Pandel are contained in the minute books and stock transfer books of Pandel and will be delivered to FiberChem at the Closing.

4.18 PENSION AND WELFARE PLANS.

     Pandel does not have and has never had in effect any pension, profit sharing or other employee benefit plan.

4.19 INSURANCE.

     SCHEDULE 4.19 contains a correct and complete description of all current policies of insurance by or on behalf of Pandel in which Pandel is named as an insured party, beneficiary or loss payable payee.

4.20 RIGHTS OF THIRD PARTIES.

     Other than as disclosed in SCHEDULE 4.20 attached hereto, or specifically provided for in this Agreement, Pandel has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in any real or personal property of Pandel, and no person or other entity has any right to possession, use or occupancy of any of the property of Pandel.

4.21 LABOR MATTERS.

     Except as set forth in SCHEDULE 4.21, Pandel is not a party to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened any labor disputes, strikes or work stoppages that may have a material adverse effect upon the continued business or operation of Pandel. To the best of Pandel's knowledge, Pandel (i) is in compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) is not engaged in any unfair labor practices.

4.22 RELATIONSHIPS WITH VENDORS AND CUSTOMERS.

     To the best knowledge of Pandel there are no present or future conditions or state of facts or circumstances that would materially adversely affect the financial or business condition of Pandel after the Closing Date. Pandel's relationships with its customers, clients and vendors are satisfactory, and

Pandel has no knowledge of any facts or circumstances which might materially alter, negate, impair or in any way materially adversely affect the continuity of any such relationships. Except as set forth in SCHEDULE 4.22, Pandel has no knowledge of any material outstanding claims of any of its customers or clients presently outstanding, pending or threatened against Pandel. Pandel has no knowledge of any present or future condition or state of facts or circumstances which would prevent the business of Pandel from being carried on after the Closing Date in essentially the same manner as it is presently being carried on.


4.23 COMPENSATION PLANS.

     Schedule 4.23 contains a correct and complete list of all employees of Pandel whose annual compensation for 2000 is expected to exceed $60,000.
Schedule 4.23 contains a correct and complete description of all compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements, policy manuals and any other plans or arrangements providing for benefits for employees of Pandel.

4.24 GOVERNMENTAL LICENSES.

     Pandel has or will have prior to Closing all material governmental and administrative consents, permits, appointments, approvals, licenses, certificates and franchises which are (i) necessary for the operation of Pandel, and (ii) required in connection with Pandel's execution, delivery or performance of this Agreement, all of which have been obtained by Pandel and are in full force and effect.

4.25 BINDING OBLIGATION.

     This Agreement has been duly executed and delivered by Pandel and constitutes the legal, valid and binding obligation of Pandel, enforceable against Pandel in accordance with its terms, except to the extent that such enforceability may be limited by general principles of equity or bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally. All action of the Board of Directors of Pandel and all other corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.

4.26 BROKERS.

     No agent, broker, investment banker, person, or firm acting on behalf of Pandel or any firm or corporation affiliated with it, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or other like payment in connection with the transactions contemplated hereby except the consideration payable to Entrenet Group, LLC, by Intrex pursuant to the Entrenet Agreement.

4.27 COMPLIANCE WITH LAWS.

     (i) The operations and activities of Pandel have previously complied and continue to comply in all material respects with all applicable United States and Texas laws, statutes, codes, ordinances, rules, regulations, permits, judgments, orders, writs, awards, decrees or injunctions (collectively referred to in this Article as the "LAWS") as in effect on or before the date of this Agreement. To the best of Pandel's knowledge, neither the ownership of Pandel nor the conduct of the business of Pandel as presently conducted conflicts with the rights of any other person, firm or company or violates, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of their Certificates of Incorporation or By-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, or Laws to which Pandel is a party or by which it may be bound or affected. Except as set forth in SCHEDULE 4.27, Pandel has received no notice or communication from any third party asserting a failure to comply with any Laws, nor has Pandel received any notice that any authority or third party intends to seek enforcement against Pandel to compel compliance with any such Laws.

     (ii) Except as set forth in Schedule 4.27, there are no existing claims or to the best of Pandel's knowledge, potential claims which may exist against Pandel, for, with respect to, or as direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, or emission discharging, from the real property of Pandel of any Hazardous Material, including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, reasonable fees of counsel or claims asserted or arising under any applicable United States federal, Canadian, state or local statute, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Material.

     (iii) Except as set forth in Schedule 4.27, since the date first acquired or leased by Pandel, Pandel has not placed any "Hazardous Material" on or under the real property owned or leased by Pandel and, to the best of Pandel's knowledge, there has been no "Hazardous Material" on or under the real property owned or leased by Pandel. In this Agreement "Hazardous Material" means any hazardous substances, hazardous materials, toxic substances or solid waste as defined in the CLEAN AIR ACT (United States), the COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT (United States), as amended, the RESOURCE CONSERVATION AND RECOVERY ACT (United States), as amended, and the HAZARDOUS MATERIALS TRANSPORTATION ACT (United States), any substances or materials listed as hazardous or toxic in the United States Department of Transportation Table, by the United States Environmental Protection Agency or any successor agency or under any federal, state or local laws or regulations, or any asbestos, polychlorinated bi-phenyls, urea formaldehyde foam, explosives or radioactive materials.

     (iv) Neither Pandel nor to the best knowledge and belief of Pandel, any officer, employee or agent of Pandel acting on its behalf, nor any other person acting on its behalf, has, directly or indirectly, within the past three years given, agreed to give or received or agreed to receive any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder Pandel (or assist Pandel in connection with any actual or proposed transaction) which (i) might subject Pandel to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past might have had an adverse effect on the assets, business or operation of Pandel, or (iii) if not continued in the future, might adversely affect the assets, the business or the operations or prospects of Pandel, or which might subject Pandel to suit or penalty in any private or governmental litigation or proceeding.

4.28 GUARANTEES.

     Except as disclosed in SCHEDULE 4.28, the shareholders of Pandel have not personally guaranteed any of the obligations of the business of Pandel.

4.29 BENEFITS.

     All accrued holiday, vacation, sick or other compensation or benefits to which employees of Pandel are entitled to receive from Pandel are set forth on
SCHEDULE 4.29.

4.30 INTREX.

     Pandel represent and warrants to Fiberchem and Pandel Mergerco, with respect to Intrex, to the effect set forth in Article 5 of the Arrangement Agreement.



   ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF FIBERCHEM AND PANDEL MERGERCO

     FiberChem warrants and represents jointly and severally to Pandel and to the Shareholders to the effect set forth in Article 6 of the Arrangement Agreement. FiberChem and Pandel Mergerco each warrants and represents jointly and severally to Pandel and the Shareholders as follows (as used herein, FiberChem's and Pandel Mergerco's "best knowledge" or to the "best knowledge" of FiberChem and Pandel Mergerco shall mean information actually known by executive management of FiberChem or by the Pandel Mergerco without due inquiry):

5.1  CAPACITY; ORGANIZATION; STANDING.

     FiberChem and Pandel Mergerco each has or will have prior to Closing full capacity to enter into and perform under this Agreement and all other agreements and instruments to be entered into in connection with the transactions contemplated hereby, and to consummate such transactions. This Agreement has been, and each of the other agreements and instruments to be executed by FiberChem and Pandel Mergerco hereunder will, at the Closing, be duly executed and delivered by FiberChem and Pandel Mergerco. This Agreement constitutes, and each of such other agreements and instruments will constitute, the legal, valid and binding obligations of FiberChem and Pandel Mergerco enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally or by general equitable principles. No proceeding for the bankruptcy or insolvency of FiberChem or Pandel Mergerco is pending or, to the best of FiberChem's or Pandel Mergerco's knowledge, is contemplated. Each of FiberChem and Pandel Mergerco has been duly organized and is validly existing under the laws of the State of Delaware, has full corporate power and authority to conduct its business as it is now being conducted and is duly qualified to do business in each jurisdiction where the nature of the property owned or leased, or the nature of the business conducted by it requires such qualification.


5.2  BUSINESS ACTIVITIES OF PANDEL MERGERCO.

     Prior to the Effective Time, Pandel Mergerco will engage in no business activities and will have no subsidiaries and will conduct its operations only as contemplated by this Agreement.

     ARTICLE 6 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     All representations and warranties made by the Acquired Company, the Principal Shareholder, FiberChem or Pandel Mergerco in this Agreement, including without limitation all representations and warranties made in any Exhibit or Schedule hereto or certificate delivered hereunder, shall survive
the Closing until            , 2001 (the "Survival Date"); provided, however,
that all representations and warranties made by the Acquired Company and the Principal Shareholder in SECTIONS 4.1, 4.10 and 4.18, hereof shall survive the Closing until and through three months after the expiration of the applicable statute of limitations (the "Extended Survival Date").

6.2  INDEMNIFICATION BY PRINCIPAL SHAREHOLDER.

     As an inducement to FiberChem to enter into this Agreement, provided that the Merger contemplated by this Agreement is closed, the Principal Shareholder hereby agrees to indemnify, defend and hold harmless FiberChem and Pandel Mergerco from and against all liabilities, losses, costs or damages whatsoever, both monetary and non-monetary (including reasonable expenses and reasonable fees of legal counsel) ("Claims") made prior to the Survival Date or the Extended Survival Date, if applicable, arising out of or based upon the inaccuracy in any material respect of any representation, warranty, covenant or any other agreement or obligation, of the Acquired Company set forth in this Agreement (except to the extent of any inaccuracy disclosed in writing to FiberChem and Pandel Mergerco prior to the Closing Date), to the extent of the Merger Consideration paid or payable to the Principal Shareholder. The Principal Shareholder hereby waives any rights of contribution and/or indemnification from the Acquired Company and/or the Surviving Corporation.

          Prior to the Closing, the foregoing indemnity shall be provided solely by the Acquired Company and not the Principal Shareholder. However, once the Closing has occurred, the Principal Shareholder shall not seek contribution from the Acquired Company. The principal Shareholder shall have the right to pay FiberChem, at his election, in cash or Escrow Shares or other shares of FiberChem Common Stock, valued at $ per share for any payment made to FiberChem under this ARTICLE 6.

6.3  INDEMNIFICATION BY FIBERCHEM AND PANDEL MERGERCO.

     Provided that the Merger contemplated by this Agreement is closed, FiberChem and Pandel Mergerco hereby agree to indemnify, defend and hold harmless the Shareholders from and against all Claims made prior to the Survival Date arising out of or from or based upon the inaccuracy in any material respect of any representation or warranty contained in Article 5 by FiberChem and Pandel Mergerco, the non-performance by FiberChem and Pandel Mergerco in any material respect of any covenant, agreement or obligation to be performed by FiberChem and Pandel Mergerco under this Agreement, or any liabilities arising out of the operation of the business of the Acquired Company by FiberChem and Pandel Mergerco after the Closing Date.

6.4  DEFENSE OF CLAIMS.

     (i) Whenever any Claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnitee") shall notify the indemnifying party (the "Indemnitor") in writing within 30 days after the Indemnitee has actual knowledge that it is entitled to indemnification of such Claim constituting the basis for such Claim (the "Notice of Claim"). The Notice of Claim shall specify all facts known to the Indemnitee giving rise to such indemnification claim and the amount or an estimate of the amount of the liability arising therefrom.

     (ii) If the facts giving rise to any such indemnification shall involve any actual, threatened or possible Claim or demand by any person against the Indemnitee, the Indemnitor shall be entitled (without prejudice to the right of the Indemnitee to participate at its expense through co-counsel of its own choosing) to contest or defend such Claim at its expense and through counsel of its own choosing if it gives written notice of the intention to do so to the Indemnitee within 10 days after receipt of the Notice of Claim; provided that Indemnitor diligently prosecutes or defends such Claim.

     (iii) The Indemnitee shall not settle any claim which would give rise to liability on the part of the Indemnitor under the indemnity contained in this Section without the written consent of the Indemnitor, which consent shall not unreasonably be withheld, conditioned or delayed. If a firm offer is made to settle a Claim or litigation defended by the Indemnitee and the Indemnitor refuses to accept such offer within 20 days after receipt of written notice from the Indemnitee of the terms of such offer, then, in such event, the Indemnitee shall continue to contest or defend such claim and shall be indemnified pursuant to the terms hereof. If a firm offer is made to settle a Claim or litigation and the Indemnitor notifies the Indemnitee in writing that the Indemnitor desires to accept and agree to such settlement, but the Indemnitee elects not to accept or agree to it, the Indemnitee may continue to contest or defend such Claim and, in such event, the total maximum liability of the Indemnitor to indemnify or otherwise reimburse the Indemnitee hereunder with respect to such Claim shall be limited to and shall not exceed the amount of such settlement offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) to the date of notice that the Indemnitor desires to accept such settlement.



                         ARTICLE 7 - COVENANTS OF PANDEL


     Pandel hereby covenants and agrees:

7.1  FURTHER ASSURANCES.

     From time to time at the reasonable request of FiberChem, and without further consideration, Pandel shall execute and deliver such additional instruments and take such other action as FiberChem may reasonably require to carry out the terms of this Agreement.

7.2  ACCESS.

     Subsequent to the date hereof and prior to the Closing Date, Pandel will continue to give to FiberChem and its counsel, accountants, and other representatives, reasonable access during normal business hours to all of their properties, books, contracts, commitments and records so that FiberChem may have full opportunity to make such investigation as it shall reasonably desire. FiberChem may use such information to commence, at FiberChem's expense, the audit of Pandel, using Goldstein Golub Kessler, LLP.

7.3  CONFIDENTIALITY.

     From and after the date of this Agreement until the Closing or the termination of this Agreement, Pandel and its representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed to them in the course of negotiations and their due diligence review and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein, and in the event of termination of this Agreement will destroy all copies of documentation which each party may have delivered to them and will not use any confidential information from FiberChem for its own benefit.

7.4  CLOSING DOCUMENTS.

     Provided that FiberChem has fully performed its obligations and Pandel's conditions have been satisfied, Pandel shall execute and deliver all instruments and documents required as a condition precedent to the Closing under Article 9 hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

7.5  THIRD PARTY CONSENTS.

     Pandel will obtain and deliver to FiberChem all written consents of third parties to any material contracts as specified on the Schedules in connection with the Merger and to enable FiberChem to obtain the benefits intended to be conferred by this Agreement.

7.6  NOTICE OF EVENTS OR CHANGES.

     Pandel shall promptly notify FiberChem of any event, occurrence or transaction which would have been required to have been disclosed on any Schedule to this Agreement, had such event, occurrence or transaction existed on the Effective Date, including, without limitation, any actions, claims, or legal, administrative or arbitration proceedings, or investigations, threatened or commenced, which, if pending on the Effective Date, would have been required to be described in any Schedule hereto, or which otherwise relate to or affect its business or assets in any material respect. Pandel shall use its best efforts to defend against any such actions, claims, proceedings or investigations.

7.7  CONDUCT OF BUSINESS UNTIL CLOSING.

     Pandel agrees that until the Closing Date, unless it has received the prior written consent of FiberChem, it will:

     (i) operate its business only in the usual, regular and ordinary course consistent with reasonable business practice;

     (ii) use all reasonable efforts as to events within Pandel's control to prevent the occurrence of any change or event which would prevent any of the representations and warranties of Pandel contained herein from being true at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date;

     (iii) use its best efforts to preserve its present relationship with suppliers, customers and others having business dealings with it;

     (iv) pay and discharge all costs and expenses of carrying on its business consistent with past business practices;

     (v) not increase the compensation of any Employee or make any representation or commitment to do so;

     (vi) not create or suffer any Liens upon any of its assets (other than Liens set forth in the Schedules);

     (vii) not acquire or dispose of any assets or enter into any transaction, except in the ordinary course of business consistent with past practice;

     (viii) maintain books, accounts and records in the usual, regular, true and ordinary manner;

     (ix) not incur any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice;

     (x) not make any dividend or bonus disbursements without FiberChem's prior approval (other than dividends reasonably estimated to pay taxes on corporate earnings and bonuses payable pursuant to existing plans or agreements);

     (xi) not cancel or compromise any material debt or claim owed to Pandel, other than in the ordinary course of business consistent with past practice;

     (xii) not waive or release any rights of material value with respect to its assets, except in the ordinary course of business consistent with past practice;

     (xiii) not modify or change in any material respect or terminate any existing license, lease, contract or other document required to be listed on the Schedules to this Agreement other than in the ordinary course of business consistent with past practice, except that Pandel shall be permitted to modify or change existing licenses, leases, Contracts and other documents to obtain the consents referred in any Schedule hereto if FiberChem consents to such modification or change, which consent shall not be unreasonably withheld;

     (xiv) not make any loans or extensions of credit, except to trade purchasers in the ordinary course of business consistent with past practice.

     (xv) maintain its properties, machinery and equipment in their present condition and repair, normal wear and tear excepted; and

     (xvi) continue all policies of insurance in full force and effect up to and including the Closing Date.

7.8  UPDATE SCHEDULES.

     At the Closing, Pandel will update by amendments or supplements each of the Schedules delivered pursuant to this Agreement and any other written disclosure in writing from Pandel to reflect any change in the information set forth in said Schedules or other disclosure. Pandel hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete in all material respects as of the Closing Date.

7.9  NO SOLICITATION OF COMPETING OFFERS.

     Prior to the Closing Date, Pandel will not, directly or indirectly, seek, solicit, initiate or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Pandel) or enter into any discussions or negotiations with any person or group regarding any Acquisition Proposal (as defined below). Pandel agrees to notify FiberChem promptly by telephone, and thereafter confirm in writing, if any Acquisition Proposal is received by Pandel. As used in this paragraph 7.9, "ACQUISITION PROPOSAL" shall mean any proposal received by Pandel prior to the Closing Date for a merger or other business combination involving Pandel or relating to the acquisition of the shares of Pandel or the disposition of any of the assets of Pandel except for dispositions of assets for not less than fair market value which are made in the ordinary course of business and are consistent with past practice and with this Agreement.

                       ARTICLE 8 - COVENANTS OF FIBERCHEM

     FiberChem hereby covenants and warrants as follows:

8.1  CLOSING DOCUMENTS.

     Provided that Pandel has fully performed its respective obligations and FiberChem's conditions hereof have been satisfied, FiberChem shall execute and deliver all instruments and documents required as a condition precedent to Closing under Article 10 hereof and take all action required to carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

8.2  NONINTERFERENCE.

     FiberChem shall not take or omit to take any action that (i) if taken or omitted on or before the date of this Agreement, would make untrue any of the representations and warranties contained in Article 5 of this Agreement, or (ii) would interfere with FiberChem's ability to perform or would prevent performance of any of its obligations under this Agreement or any of the Other Agreements or instruments provided for herein.

8.3  CONFIDENTIALITY.

     From and after the date of this Agreement until the Closing or the termination of this Agreement, FiberChem and its representatives will maintain the confidentiality of all documents and information of a confidential nature disclosed by Pandel or the Shareholders in the course of their negotiations and FiberChem's due diligence review and will in no event use any confidential information for any purpose other than for the evaluation of the transactions contemplated herein and the financing of this transaction. In the event this Agreement is terminated, FiberChem will destroy all copies of documentation which it received from or on behalf of Pandel and will not use any confidential information for its own benefit.

8.4  ACCESS.

     Subsequent to the date hereof, and prior to the Closing Date, FiberChem will give to Pandel, their counsel, accountants and other representatives, reasonable access to all of its properties, books, contracts, commitments and records, so that Pandel may have full opportunity to make such investigation as it shall reasonably desire.

8.5  THIRD PARTY CONSENTS.

     FiberChem will obtain and deliver to Pandel all written consents of third parties to any material contracts as specified on the Schedules in connection with the Arrangement and to enable Pandel to obtain the benefits intended to be conferred by this Agreement.

8.6  NOTICE OF EVENTS OR CHANGES.

     FiberChem shall promptly notify Pandel of any event, occurrence or transaction which would have been required to have been disclosed on any Schedule to this Agreement, had such event, occurrence or transaction existed on the Effective Date, including, without limitation, any actions, claims, or legal, administrative or arbitration proceedings, or investigations, threatened or commenced, which, if pending on the Effective Date, would have been required to be described in any Schedule hereto, or which otherwise relate to or affect its business or assets in any material respect. FiberChem shall use its best efforts to defend against any such actions, claims, proceedings or investigations.

8.7  CONDUCT OF BUSINESS UNTIL CLOSING.

     FiberChem agrees that until the Closing Date, unless it has received the prior written consent of Pandel, it will:

     (i) operate its business only in the usual, regular and ordinary course consistent with reasonable business practice;

     (ii) use all reasonable efforts as to events within FiberChem's control to prevent the occurrence of any change or event which would prevent any of its representations and warranties of FiberChem contained herein from being true at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date;

     (iii) use its best efforts to preserve its present relationship with suppliers, customers and others having business dealings with it;

     (iv) pay and discharge all costs and expenses of carrying on its business consistent with past business practices;

     (v) not increase the compensation of any Employee or make any representation or commitment to do so except as contemplated by the Employment and Non-Competition Agreements;

     (vi) not create or suffer any Liens upon any of its assets (other than Liens set forth in the Schedules);

     (vii) not acquire or dispose of any assets or enter into any transaction, except in the ordinary course of business consistent with past practice;

     (viii) maintain books, accounts and records in the usual, regular, true and ordinary manner;

     (ix) not incur any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice;

     (x) not make any dividend or bonus disbursements without Pandel's prior approval (other than dividends to pay any taxes on corporate earnings and bonuses payable pursuant to existing plans or arrangements);

     (xi) not cancel or compromise any material debt or claim owed to FiberChem, other than in the ordinary course of business consistent with past practice;

     (xii) not waive or release any rights of material value with respect to its assets, except in the ordinary course of business consistent with past practice;

     (xiii) not modify or change in any material respect or terminate any existing license, lease, contract or other document required to be listed on the Schedules to this Agreement other than in the ordinary course of business consistent with past practice, except that FiberChem shall be permitted to modify or change existing licenses, leases, Contracts and other documents to obtain the consents referred in any Schedule hereto if Intrex consents to such modification or change, which consent shall not be unreasonably withheld;

     (xiv) not make any loans or extensions of credit, except to trade purchasers in the ordinary course of business consistent with past practice.

     (xv) maintain its properties, machinery and equipment in their present condition and repair, normal wear and tear excepted; and

     (xvi) continue all policies of insurance in full force and effect up to and including the Closing Date.

     (xvii) not permit Pandel Mergerco to engage in any business or other activity prior to the Effective Time except to perform its obligations under this Agreement.

8.8  UPDATE SCHEDULES.

     At the Closing, FiberChem will update by amendments or supplements each of the Schedules delivered pursuant to this Agreement and any other written disclosure in writing from FiberChem to reflect any change in the information set forth in said Schedules or other disclosure. FiberChem hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete in all material respects as of the Closing Date.

8.9  NO SOLICITATION OF COMPETING OFFERS.

     Prior to the Closing Date, FiberChem will not, directly or indirectly, seek, solicit, initiate or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of FiberChem) or enter into any discussions or negotiations with any person or group regarding any Acquisition Proposal (as defined below). FiberChem agrees to notify Pandel promptly by telephone, and thereafter confirm in writing, if any Acquisition Proposal is received by FiberChem. As used in this Section 8.9, "Acquisition Proposal" shall mean any proposal received by FiberChem prior to the Closing Date for a merger or other business combination involving FiberChem or relating to the acquisition of the shares of FiberChem or the disposition of any of the assets of FiberChem except for dispositions of assets for not less than fair market value which are made in the ordinary course of business and are consistent with past practice and with this Agreement.

8.10     SUBSEQUENT ACTION.

     Subsequent to the consummation of the Merger, when and if deemed appropriate by the Board of Directors FiberChem shall use its best efforts to
(a) cause the shares of FiberChem to be listed on NASDAQ, (b) raise additional working capital, and (c) cause a reverse split of FiberChem's Common Shares of up to 1 for 50 shares in order to effect a listing on NASDAQ or otherwise.

           ARTICLE 9 - CONDITIONS PRECEDENT TO FIBERCHEM'S OBLIGATIONS

     The obligations of FiberChem under this Agreement are subject to the following conditions:

9.1  NO BREACH OF REPRESENTATIONS, ETC.

     There shall not have been any breach of the representations, warranties, covenants and agreements of Pandel contained in this Agreement, and all such representations and warranties shall be true at all times on and before the Closing as if given at such times, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

9.2  COMPLIANCE WITH AGREEMENT.

     Pandel shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing Date. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to FiberChem and Snow Becker Krauss P.C., counsel for FiberChem.

9.3  NO MATERIAL ADVERSE CHANGE.

     There shall have been no material adverse change in the condition (financial or otherwise), business, assets, liabilities or earnings of Pandel or Intrex on a consolidated basis (including subsidiaries). For this purpose, customary or seasonal fluctuations in Pandel's or Intrex's financial statements as a result of ordinary and normal operation of their respective businesses shall not constitute a material adverse change.

9.4  CERTIFICATES.

     FiberChem shall have received certificates dated the Closing Date and signed by Pandel, certifying that the conditions specified in subsections 9.1,
9.2 and 9.3 above have been fulfilled except to the extent that any nonfulfillment was disclosed in writing to FiberChem prior to the Closing Date.

9.5  CONSENTS AND APPROVALS.

     Pandel shall have obtained and delivered to FiberChem any required consents or approvals of any third parties whose consent is required to the transactions contemplated hereunder.

9.6  CORPORATE DOCUMENTS.

     FiberChem shall have received originals or certified copies, reasonably satisfactory in form and substance to FiberChem, of all such corporate documents of Pandel as FiberChem shall reasonably require, including without limitation the following:

     (i) the Certificate of Incorporation and all amendments thereto and restatements thereof certified as of a recent date by the Secretary of State of the State of Texas;

     (ii) Certificate of Good Standing issued by the Secretary of State of the State of Texas;

     (iii) copies of the minutes and resolutions of the Board of Directors and shareholders of Pandel showing the authorization and approval by such Board and of such shareholders of the execution and delivery by Pandel to FiberChem of this Agreement and of the agreements and instruments provided for herein and of the performance of the obligations under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretaries or other officers of Pandel; and

     (iv) a Certificate of Incumbency identifying the officers and directors of Pandel immediately before Closing; and

     (v) a Certificate of Officers of Pandel, in form and content acceptable to FiberChem as to certain factual matters.

9.7  OPINIONS OF PANDEL'S COUNSEL.

     FiberChem shall have received written opinions of counsel for Pandel dated as of the Closing Date in form and content reasonably acceptable to FiberChem.

9.8  NO TERMINATION.

     This Agreement shall not have been terminated prior to the Effective Time by mutual consent or by FiberChem, as permitted in Article 12.

9.9  ARRANGEMENT AGREEMENT

     All conditions to FiberChem's obligations under the Arrangement Agreement shall have been satisfied or waived and the Effective Time under this Agreement shall occur immediately prior to the closing under the Arrangement Agreement.

9.10 POOLING AGREEMENTS.

     Each of the Participating Intrex Shareholders shall have executed a Pooling Agreement.

9.11 FINANCIAL STATEMENTS.

     FiberChem shall have received unaudited financial statements of Pandel for the respective periods set forth in Section 4.8.

9.12 REGULATORY APPROVALS.

     The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect.

9.13 FAIRNESS OPINION.

     FiberChem shall have received from an independent third party an opinion that the Arrangement Consideration, as to the Arrangement, and the Merger Consideration, as to the Merger, taken as a whole, is fair to FiberChem's public shareholders.

            ARTICLE 10 - CONDITIONS PRECEDENT TO PANDEL'S OBLIGATIONS

     The obligations of Pandel under this Agreement are subject to the following conditions:

10.1 NO BREACH OF REPRESENTATIONS, ETC.

     There shall not have been any breach of the representations, warranties, covenants and agreements of FiberChem or Pandel Mergerco contained in this Agreement, and all such representations and warranties shall be true at all times at and before the Closing, except to the extent that any such representation or warranty is expressly stated to be true as of some other time.

10.2 COMPLIANCE WITH AGREEMENTS.

     FiberChem and Pandel Mergerco shall each have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to Closing. All documents and instruments required in connection with this Agreement shall be reasonably satisfactory in form and substance to Lewis T. Sweet, Jr., Esq., counsel for Pandel.

10.3 NO TERMINATION.

     This Agreement shall not be terminated prior to the Effective Time by mutual consent or by Pandel, as permitted in Article 12 hereof.

10.4 CERTIFICATES.

     Pandel and the Shareholders shall have received certificates dated the Closing Date and signed by FiberChem and Pandel Mergerco, certifying that the conditions specified in Subsections 10.1, 10.2 and 10.3 above have been fulfilled.

10.5 OPINION OF COUNSEL.

     Pandel and the Shareholders shall have received a written opinion of Snow Becker Krauss P.C., counsel for FiberChem and Pandel Mergerco, dated as of the Closing Date, in form and content acceptable to Pandel.

10.6 NO MATERIAL ADVERSE CHANGE.

     There shall have been no material adverse change in the condition (financial or otherwise), business, assets, liabilities or earnings of FiberChem.

10.7 CORPORATE DOCUMENTS.

     Pandel shall have received originals or certified copies, reasonably satisfactory in form and substance to it, of the following corporate documents of FiberChem and Pandel Mergerco:

     (i) a certificate of existence certifying as of a recent date that each of them is a corporation in good standing under the laws of the jurisdiction of its incorporation;

     (ii) copies of the minutes and resolutions of the Board of Directors of each of them showing the authorization and approval by such Boards of the execution and delivery by each of them to Pandel of this Agreement and the agreements and instruments provided for herein and of the performance of the obligations of each of them under this Agreement and such other instruments and agreements, certified as of a recent date by the Secretary or another officer of FiberChem or Pandel Mergerco, as applicable; and

     (iii) certificates of incumbency identifying the officers and directors of each of them immediately before Closing; and

     (iv) a Certificate of the Officers of FiberChem in form and content acceptable to Pandel as to certain factual matters.

10.8 ARRANGEMENT AGREEMENT.

     All conditions to FiberChem's obligations under the Arrangement Agreement shall have been satisfied or waived and the Effective Time under this Agreement shall occur immediately prior to the closing under the Arrangement
Agreement.

10.9 CONSENTS AND APPROVALS.

     FiberChem shall have obtained and delivered to Pandel any required consents or approvals of any third parties whose consent is required to the transactions contemplated hereunder.

10.10 FINANCIAL STATEMENTS.

     Pandel shall have received audited and unaudited financial statements of FiberChem for the respective periods set forth in Section 6.8 of the Arrangement Agreement.

10.11 REGULATORY APPROVALS.

     The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect.



          ARTICLE 11 - CONDITIONS PRECEDENT TO OBLIGATIONSOF FIBERCHEM,
                           PANDEL MERGERCO AND PANDEL

     The obligations of FiberChem, Pandel Mergerco and Pandel shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

11.1 DUE DILIGENCE.

     Pandel and FiberChem shall each have been afforded the opportunity to complete their due diligence and conduct a review of the business and prospects of the other.

11.2 APPROVALS AND CONSENTS.

     (i) The Merger, with or without amendment, will have been approved by the shareholders of Pandel in accordance with the TBCA.

     (ii) All consents, orders, regulations and approvals, including regulatory and judicial approvals and orders required or necessary or desirable for the completion of the transactions provided for in this Agreement and the Merger will have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances.

     (iii) FiberChem's Common shares shall be quoted on the NASD-OTC Bulletin Board; and

     (iv) None of the consents, orders, regulations or approvals contemplated in this Agreement will contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by any of the Companies.


11.3 NO INJUNCTIONS.

     No action or proceeding shall have been instituted or threatened by any public authority or private person prior to the Closing before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of this transaction or to recover any damages or obtain other relief as a result of this transaction.

11.4 CORPORATE PROCEEDINGS.

     All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to the parties hereto and their counsel, and the parties hereto and their counsel shall have received all certificates, documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

                            ARTICLE 12 - TERMINATION

     This Agreement may be terminated at any time (except where noted) prior to the Closing Date:

     (i) By mutual written consent of Pandel and FiberChem properly authorized by their respective Boards of Directors.

     (ii) By either FiberChem or Pandel if the Arrangement Agreement is terminated in accordance with its terms or by mutual consent of the parties thereto.

     (iii) At any time prior to the Closing Date, by either Pandel and the Pandel Shareholders; or by FiberChem and Pandel Mergerco: (a) in the event of a material breach by the other party or parties of any covenant or agreement contained in this Agreement, (b) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which inaccuracy would have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or earnings of the other party or parties; and, in the case of (a), if such breach or inaccuracy has not been cured by the earlier of the Closing Date or thirty days following written notice thereof to the party committing such breach or permitting such inaccuracy.

     (iv) In the event this Agreement is terminated pursuant to this ARTICLE 12, this Agreement shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in SECTION 7.3, 8.3 and ARTICLE 20, respectively, shall survive any such termination and
(ii) a termination pursuant to Section 12(iii) shall not relieve the party at fault from liability for an uncured breach or inaccuracy giving rise to such termination.


      ARTICLE 13 - FIBERCHEM'S AND PANDEL MERGERCO'S OBLIGATIONS AT CLOSING

     At the Closing, in addition to fulfilling the conditions to closing appearing in this Agreement, FiberChem and Pandel Mergerco shall deliver to the Shareholders the Initial Merger Consideration as more specifically described in
ARTICLE 2 hereof, together with all other documents and agreements required to be delivered by them hereunder.



                  ARTICLE 14 - PANDEL'S OBLIGATIONS AT CLOSING

     At the Closing, in addition to fulfilling the conditions to Closing appearing herein, Pandel shall, to the extent permitted by applicable laws, deliver to FiberChem all original minute books, stock books, stock transfer ledger, canceled stock certificates, corporate seals and financial records and statements of Intrex together with all other documents and agreements required to be delivered by them hereunder.

                    ARTICLE 15 - SUBSEQUENT EVENTS TO CLOSING

     Pandel hereby agrees to provide FiberChem and its accountants with full and free access to the books and records of Pandel and to cooperate fully with all such representatives of FiberChem so that audited financial statements of Pandel, the surviving corporation or FiberChem may be prepared on a timely basis.

                        ARTICLE 16 - PARTIES IN INTEREST

     This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns and nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person or firm, other than the parties hereto any rights or remedies under or by reason hereof.

                          ARTICLE 17 - ENTIRE AGREEMENT

     This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding among the parties hereto and supersedes any prior agreements and understandings, with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. All references herein to this Agreement shall specifically include, incorporate and refer to the Schedules and Exhibits attached hereto which are hereby made a part hereof. There are no representations, promises, warranties, covenants, undertakings or assurances

(express or implied) other than those expressly set forth or provided for herein and in the other documents referred to herein. This Agreement may not be modified or amended orally, but only by a writing signed by all the parties hereto.


                           ARTICLE 18 - GOVERNING LAW

     This Agreement and all rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to agreements made and to be performed wholly within said jurisdictions, without regard to the conflicts of laws principles of such jurisdictions.

                              ARTICLE 19 - CURRENCY

     All sums of money expressed in this Agreement are expressed in the lawful money of the United States.

                              ARTICLE 20 - EXPENSES

     Each party hereto shall pay their own expenses incident to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

                            ARTICLE 21 - ARBITRATION

     All disputes between the parties shall be settled by binding arbitration or by either party initiating an action in a court of competent jurisdiction. Arbitration of any dispute may be initiated by one party by sending a written demand for arbitration to the other party. This demand will specify the matter in dispute and request the appointment of an arbitration panel. The arbitration panel will consist of one arbitrator named by FiberChem, one arbitrator named by the Principal Shareholder and a third arbitrator named by the two arbitrators so chosen. The arbitration hearing will be conducted by the American Arbitration Association or Center for Public Resources, in accordance with the rules and procedures of the American Arbitration Association. The sites of the arbitration will be Las Vegas, Nevada. The arbitrators shall not be empowered to award punitive or exemplary damages to either party.

                            ARTICLE 22 - SEVERABILITY

     If any part of this Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall, to the extent permitted by applicable law, be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates to the maximum extent possible the intent of the parties regarding this Agreement and such unenforceable, invalid or conflicting part. To the extent permitted by applicable law, notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

                              ARTICLE 23 - NOTICES

         All notices, requests, consents and demands by the parties hereunder shall be delivered by hand, or telecopier at the applicable telecopier numbers designated below (with confirmation received) by recognized national overnight courier or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

     (i)  if to Pandel to:

          Mr. Peter J. Lagergren Chief Executive Officer
          Pandel Instruments, Inc.
          3033 Kellway Drive, Suite 118
          Carrollton, Texas 75006

          with a copy to:

          Lewis T. Sweet, Jr., Esq.
          3811 Turtle Creek Blvd., Suite 320
          Dallas, Texas 75219

          Telecopier No. 214-853-5990

     (ii) if to FiberChem or Pandel Mergerco to:

          Mr. Geoffrey F. Hewitt    President & Chief Executive Officer
          FiberChem, Inc.
          1181 Grier Drive, Building B
          Las Vegas, NV 89119

with a copy to:

          Snow Becker Krauss P.C.
          605 Third Avenue
          New York, New York  10158
          Attention: Elliot H. Lutzker, Esq.
          Telecopier No.: (212) 949-7052

     (iii) Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

                            ARTICLE 24 - NON-WAIVERS

     Neither any failure nor any delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of such party, unless such waiver is made by a writing executed by the party and delivered to the other parties hereto; nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party hereto.

                             ARTICLE 25 - ASSIGNMENT

     This Agreement may not be assigned by any party without the prior consent of the other parties

                             ARTICLE 26 - DISCLOSURE

     From and after the date of this Agreement until the Closing or the termination of this Agreement, neither Pandel or FiberChem will (i) solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning the sale of their respective Shares or the sale of all or a substantial portion of the their respective assets with anyone other than the other or Intrex; or (ii) discuss the contents of this Agreement with anyone other than the other or Intrex and their respective officers, directors, shareholders and advisors and (iii) unless otherwise required by law or the requirements of any applicable stock exchange, make any public announcement without prior approval of the language of such announcement by the other.


                           ARTICLE 27 - MISCELLANEOUS

27.1 FURTHER ASSURANCES.

     Each of the parties hereto shall use its best efforts to take or cause to be taken, and to cooperate with the other party hereto to the extent necessary with respect to all actions, and to do, or cause to be done, consistent with applicable law, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to comply with the conditions set forth in Articles 9, 10 and 11 hereof. Without limiting the generality of the foregoing, all parties shall cooperate with and provide assistance to the other in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to Pandel and relate to pre-Closing periods but which are not required to be filed until after the Closing, and shall also cooperate with and provide assistance to the other with respect to any audit of any tax returns filed prior to the Closing; provided, however, that FiberChem and Pandel hereby covenant and agree that Pandel will not file amended income tax returns for any period prior to December 31, 1999 without first notifying the Shareholders and FiberChem.

27.2 HEADINGS.

     The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

27.3 COUNTERPARTS.

     This Agreement may be executed and delivered in multiple counterpart copies, each of which shall be an original and all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.


                                        FIBERCHEM, INC.


                                        By:
                                           --------------------------------

                                        PANDEL MERGERCO, INC.


                                        By:
                                           --------------------------------

                                        PANDEL INSTRUMENTS, INC.


                                        By:
                                           --------------------------------
                                              C.C. Allen, Jr., President


                                        -----------------------------------
                                              Peter J. Lagergren